EXHIBIT 21.1

LIST OF SUBSIDIARIES OF RHINO RESOURCE PARTNERS, L.P.

Entity	Jurisdiction of Formation
Rhino Energy LLC	Delaware
CAM Mining LLC	Delaware
CAM-BB LLC	Delaware
CAM-Kentucky Real Estate LLC	Delaware
Rhino Northern Holdings LLC	Delaware
Springdale Land, LLC	Delaware
CAM Coal Trading LLC	Delaware
Leesville Land, LLC	Delaware
McClane Canyon Mining LLC	Delaware
CAM Aircraft LLC	Delaware
Deane Mining LLC	Delaware
Taylorville Mining LLC	Delaware
Reserve Holdings LLC	Delaware
Sands Hill Mining LLC	Delaware
Clinton Stone LLC	Delaware
Hopedale Mining LLC	Delaware
CAM-Ohio Real Estate LLC	Delaware
Eagle Mid Vol LLC	Delaware
Rhino Eastern LLC	Delaware
Rhino Services LLC	Delaware
Rhino Coalfield Services LLC	Delaware
Rhino Trucking LLC	Delaware
Rockhouse Land LLC	Delaware